Exhibit 99.1

AudioEye Appoints J. Paul Getty CEO Katherine E. Fleming to Its Board of Directors

Dr. Fleming joins as an independent director, brings years of strategic planning and leadership experience

TUCSON, Ariz., March 28, 2023 /PRNewswire/ – AudioEye, Inc. (NASDAQ: AEYE), the industry-leading digital accessibility platform for websites and apps, today announced the appointment of Katherine E. Fleming, President and CEO of the J. Paul Getty Trust, to its board of directors, effective immediately.

“We are excited to welcome Dr. Katherine Fleming to AudioEye’s board of directors,” said AudioEye CEO David Moradi. “Katherine’s extensive leadership experience will undoubtedly enrich the depth and breadth of expertise on our board. As Getty President and CEO, Katherine oversees the 1,500-employee Trust’s global operations, programs, and strategic priorities, with the mission to preserve, advance, and share the world’s visual art and cultural heritage. Prior to joining Getty, Katherine served as Provost of New York University, where she successfully launched and expanded a number of research and faculty initiatives and was instrumental in leading the University through the Covid-19 pandemic.”

An internationally recognized scholar and award recipient, Katherine has over sixteen years of experience in arts and education leadership. As NYU’s chief academic officer from 2016 to 2022, Katherine grew funding for faculty research, transformed faculty experience and hiring, and led a number of strategic initiatives that shaped the University’s global status. Before becoming provost at NYU, Katherine served as President of the Board of the University of Piraeus, Greece, and from 2007 to 2011 she directed the Institut Remarque at the École Normale Supérieure in Paris. Katherine earned a BA from Barnard College at Columbia University, an MA from the University of Chicago, and a Ph.D. from the University of California, Berkeley. She is an elected member of the American Academy of Arts and Sciences, a Chevalier in the French Legion of Honor, and holds the Silver Cross in the Greek Order of Beneficence.

“AudioEye’s mission to remove barriers to digital access resonates deeply with me,” said Katherine Fleming. “Today, digital accessibility is a critical step in ensuring that people with disabilities, who have immense gifts to contribute, have equal opportunity to participate in our economy, society, and culture. By making the internet accessible, we are also able to create shared experiences and connections in digital spaces that truly reflect our diverse world. I’m excited to join the AudioEye board and to help advance the company’s mission.”

About AudioEye

AudioEye is an industry-leading digital accessibility platform delivering ADA and WCAG compliance at scale. By combining cutting-edge technology and subject matter expertise, AudioEye helps companies solve every aspect of digital accessibility—from finding and removing barriers to navigating legal compliance, to ongoing monitoring and upkeep. Trusted by the FCC, ADP, Samsung, Tommy Hilfiger, and others, AudioEye delivers remediations and continuous monitoring for accessibility issues without making fundamental changes to website architecture, source code, or browser-based tools. Join us at AudioEye on our mission to eradicate barriers to digital access.

Investor Contact:

MZ North America

Brian M. Prenoveau, CFA

AEYE@mzgroup.us

561-489-5315